AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of January 24, 2007, is by and between Lightbridge, Inc., a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of November 14, 1997 (the “Agreement”); and

WHEREAS, pursuant to Section 26 of the Agreement, this Amendment is being executed by the Company and the Rights Agent for the purpose of amending the Agreement as set forth below;

NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. That the definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement be amended by deleting such definition in its entirety and replacing it with the following definition:

“Acquiring Person” shall mean any Person who or which, alone or together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of Common Shares then outstanding that equal or exceed such Person’s Ownership Threshold, but shall not include (A) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any of its Subsidiaries, or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan, (B) any such Person who or which has become such a Beneficial Owner solely because (i) of a change in the aggregate number of Common Shares outstanding since the last date on which such Person acquired Beneficial Ownership of any Common Shares or (ii) it acquired such Beneficial Ownership in the good faith belief that such acquisition would not cause such Beneficial Ownership to exceed such Person’s Ownership Threshold and such Person relied in good faith in computing the percentage of its Beneficial Ownership on publicly filed reports or documents of the Company which are inaccurate or out-of-date, or (C) any such Person for so long as such Person qualifies under Rule 13d-1(b)(1) of the General Rules and Regulations under the Exchange Act (or any successor rule or regulation thereto) to report its Beneficial Ownership of Common Shares on Schedule 13G (or any successor schedule thereto) and otherwise satisfies the criteria of Rule 13d-1(b)(1) of the General Rules and Regulations under the Exchange Act (or any successor rule or regulation thereto). Notwithstanding clause (B) of the immediately preceding sentence of this definition, if any Person that is not an Acquiring Person due to such clause (B) does not reduce its percentage of Beneficial Ownership of Common Shares to an amount less than such Person’s Ownership Threshold by the Close of Business on the fifth Business Day after notice from the Company (the date of notice being the first day) that such Person’s Beneficial Ownership of Common Shares so exceeds such Person’s Ownership Threshold, such Person shall, at the end of such five Business Day period, become an Acquiring Person (and such clause (B) shall no longer apply to such Person). For purposes of this definition, whether any Person acted in “good faith” shall be conclusively determined by the Board of Directors of the Company. Notwithstanding clause (C) of the third preceding sentence of this definition, if any Person that is not an Acquiring Person due to such clause (C) both (i) ceases to qualify under Rule 13d-1(b)(1) of the General Rules and Regulations under the Exchange Act (or any successor rule or regulation thereto) to report its Beneficial Ownership of Common Shares on Schedule 13G (or any successor schedules thereto) or otherwise ceases to satisfy the criteria of Rule 13d-1(b)(1) of the General Rules and Regulations under the Exchange Act (or any successor rule or regulation thereto) (including, without limitation, by reason of Rule 13d-1(e) or (g) or any successor rules or regulations thereto) and (ii) does not reduce its percentage of Beneficial Ownership of Common Shares to an amount less than such Person’s Ownership Threshold by the Close of Business on the date that such Person is obligated to file a statement on Schedule 13D or an amendment to its Schedule 13G, as applicable (or, in either case, any successor schedule thereto), such Person shall, at the Close of Business on such date, become an Acquiring Person (and such clause (C) shall no longer apply to such Person).

2. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the date first above written.

LIGHTBRIDGE, INC.

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AMERICAN STOCK TRANSFER AND TRUST COMPANY

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